EX 99.28(g)(31)

Amendment
 To Master Global Custody Agreement Between
The Customer and J.P. Morgan Chase Bank, N.A.

This Amendment to the Master Global Custody Agreement between the Customer and J.P. Morgan Chase Bank, N.A. dated August 12, 2009 (the “Agreement”), is made and effective the 1st day of October, 2011 by and between JNL Series Trust and JNL Investors Series Trust (each individually “Trusts”, collectively, the “Trusts”, JNL Variable Fund LLC (the “Fund”) and J.P. Morgan Chase Bank, N.A. (“Custodian).

Whereas, the Parties wish to amend and replace Schedule 7 “Fee Schedule” of the Agreement.

Now, Therefore, the Parties agree to amend the Agreement as follows:

1.	Schedule 7 of the Agreement is hereby deleted and replaced with Schedule 7 attached hereto.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.	Each of the Parties represent and warrant to the other that it has full authority to enter into this

Amendment One upon the terms and conditions hereof and that the individual executing this Amendment One is duly authorized to bind the respective party to this Amendment One.

Terms defined in the Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

[signature page follows]

In Witness Whereof, the Parties have executed this Amendment One as of the date first appearing above.

JNL Series Trust
JNL Investors Series Trust
JNL Variable Fund LLC

By: /s/ Daniel W. Koors
Name:  Daniel W. Koors
Titles:  CFO

JPMorgan Chase Bank, N.A.

By:  /s/ Paul Larkin
Name:  Paul Larkin
Titles:  Executive Director